Exhibit (a)(2)




                                                       ML Media Partners, L.P.
                                                      4 World Financial Center
                                                            New York, NY 10080

                                                             November 26, 2003



            Re:  Partnership's Response to Additional Recent Tender Offer
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                 and Amendment
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Dear Partner:

ML Media Partners, L.P. (the "Partnership") has reviewed and previously communicated to you on November 12, 2003, regarding the three separate unsolicited tender offers of which the Partnership was then aware (referred to therein as the "Smithtown Offer", the "Madison Offer" and the "CMG Offer"; collectively, the "Previous Tender Offers") that have been made to its limited partners ("Limited Partners") to purchase their units of limited partnership interest ("Units"). The Partnership had sent to you its position statements related to each of the Previous Offers (each a "Previous Position Statement", and together the "Previous Position Statements").

Since sending our previous letter, the Smithtown Offer expired in accordance with its terms, a new, fourth tender offer has been made (the "Providence Offer"), and the Madison Offer has been further amended (the "Amended Madison Offer").

The Partnership is sending you this letter to provide our position regarding the Providence Offer and to update its position regarding the Amended Madison Offer. The Partnership's position with respect to the Providence Offer is described in full in our separate position statement referred to below. The Partnership's position with respect to the Previous Tender Offers was described in full in our Previous Position Statement, and the Partnership's position with respect to the Amended Madison Offer is described in updated by the amendment to position statement referred to below.


Providence Offer

An offer has been made by Akula Partners LLC, a Delaware limited liability company (the "Providence Purchaser"), and each of Aquitania Partners L.P., Aquitania (QP) Partners L.P., Mauretania Partners L.P. and Providence Capital, LLC (collectively with the Providence Purchaser, the "Providence Offeror"), to purchase 13,160 Units (approximately 7% of the outstanding Units) at a purchase price of $750 per Unit, in cash, reduced by any cash distributions made or declared on or after November 13, 2003 (the "Offer Date") (to the extent the Purchaser does not receive any such distributions with respect to any Units accepted for payment), without interest (the "Providence Offer Price"). The Providence Offer, by its terms, expires December 22, 2003 (unless extended). To the extent that more Units are tendered in the Providence Offer than the Providence Purchaser Offeror is seeking to purchase, the Providence Offer provides that Units will be accepted on a pro rata basis.

The Providence Offer has been filed with the Securities and Exchange Commission (the "SEC") on Schedule TO, and the Partnership has responded to such offer by filing with the SEC on November 26, 2003 its Recommendation Statement on Schedule 14D-9 (the "Providence Position Statement").

Amended Madison Offer

The offer by MLMP Acquisition Partners, LLC. (the "Madison Purchaser"), Madison Investment Partners 26, LLC, Madison Capital Group, LLC, The Harmony Group II, LLC and Bryan E. Gordon (collectively, with the Madison Purchaser, the "Madison Offeror"), dated October 30, 2003, as amended November 4, 2003 and November 10, 2003 (the "Madison Offer"), and further amended by filings made November 24, 2003 and November 25, 2003 (the "Amended Madison Offer"), to purchase 18,799 Units (slightly less than 10% of the outstanding Units) at a purchase price of $601 per Unit, less the amount of any distributions declared or paid to you by the Partnership on or after October 30, 2003 in respect of that Unit, with interest thereon from the expiration date of the Madison Offer to the date of payment at the rate of 3% per annum (the "Madison Offer Price"). The Madison Offer, by its terms, expires December 5, 2003 (unless extended). To the extent that more Units are tendered in the Madison Offer than the Madison Offeror is seeking to purchase, the Madison Offer provides that Units will be accepted on a pro rata basis. The Amended Madison Offer stated that (notwithstanding its earlier stated intention to outbid by at least $1.00 any good faith, bona fide tender offers commenced by a third party prior to expiration date of the Madison Offer) because of the significant price differential between the Madison Offer and the Providence Offer, the Madison Offeror has decided that it would not outbid the Providence Offer at such time.

Both the Providence Offer and the Amended Madison Offer have been filed with the SEC pursuant to the filing of a Tender Offer Statement on Schedule TO. The Partnership is responding to the Providence Offer by filing with the SEC today its Recommendation Statement on Schedule 14D-9 (the "Providence Statement"). The Partnership has responded to the Madison Offer by filing with the SEC on November 12, 2003 its Recommendation Statement on Schedule 14D-9, and providing a copy of that Recommendation Statement (the "Madison Statement") to you together with the Partnership's letter dated November 12, 2003. The Partnership is responding to the Amended Madison Offer by filing with the SEC today an amendment to its Recommendation Statement (the "Madison Statement Amendment"). Copies of the Providence Statement and the Madison Statement Amendment are separately enclosed herewith.

We urge you to carefully and completely review each of (i) the Providence Statement and (ii) the Madison Statement (previously provided to you) and the Madison Statement Amendment, and (iii) the position statement previously sent to you in connection with the CMG Offer (collectively the "Partnership Position Statements") before you make a decision whether or not to tender your Units in the respective Providence Offer, the Amended Madison Offer or the CMG Offer (collectively, the "Pending Tender Offers").

Positions and Recommendations of the Partnership

As more fully described in the respective Partnership Position Statements, the Partnership has concluded that each of the respective Pending Tender Offers is inadequate and not in the best interests of the Limited Partners. Accordingly, the Partnership recommends that Limited Partners reject each of the Pending Tender Offers and not tender any of their Units. However, some Limited Partners with a need for liquidity or who otherwise would prefer not to wait before realizing the potential value of the Units at liquidation of the Partnership may wish to consider one of such offers. The Partnership does not expect to make any further distributions to Limited Partners until the resolution of the litigation described in the respective Partnership Position Statements and the disposition of its interest in its sole remaining media property, Century/ML Cable Venture.

Neither the Partnership, the Partnership's general partner, Media Management Partners (the "General Partner"), Merrill Lynch & Co., Inc., ML Leasing Management, Inc., nor any of their respective affiliates or subsidiaries, are parties to any of the Pending Tender Offers. Furthermore, neither the General Partner, nor any of its officers, directors or affiliates intends to tender any of its or their Units pursuant to any of the Pending Tender Offers.

Each Limited Partner must make his, her, or its own decision whether to accept or reject the Pending Tender Offers. The Partnership has not engaged any financial advisor to evaluate the terms of either of such offers or to determine whether either of such offers is fair to Limited Partners. The Partnership urges all Limited Partners to carefully consider with respect to each of the Pending Tender Offers the basis of the Partnership's recommendation as set forth



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

in the respective Partnership Position Statements and all other relevant facts and circumstances, including their own personal tax situation, liquidity needs and other financial considerations; to review all available information, including any competing tender offers; and consult with their own tax, financial or other advisors in evaluating the terms of each of such offers before making a decision whether or not to tender their Units.

In addition, as stated in the Partnership Position Statements, the Partnership's policy is to recognize Units submitted for transfer on any monthly transfer date in the order submitted prior to such transfer date, subject to the restrictions set forth in the Partnership's Second Amended and Restated Agreement of Limited Partnership, as amended. Accordingly, if you were to consider one of the Pending Tender Offers, please be aware that Units tendered after the time that the Partnership's 4.8% annual limit for transfers is reached (which could occur if a significant number of Units are submitted pursuant to a Pending Tender Offer that expires earlier than the others) will not be accepted in such tax year and will be returned to the party submitting the Units for transfer (i.e., the purchaser), and no further Units will be transferred in such tax year (except for certain excluded transfers). As reported in connection with the Smithtown Offer, approximately 1.2% of outstanding Units have been tendered pursuant to such offer; to the extent that such Units are presented for transfer in acceptable form prior to the expiration of the Pending Tender Offers or any Units presented for transfer in connection therewith, the Partnership will be able to recognize no more than 3.6% outstanding Units for transfer in its 2004 tax year (except for certain excluded transfers) .

Withdrawal Rights

To the extent that you have already tendered Units or may tender your Units prior to the expiration of the respective Pending Tender Offers, you should consider that you have a right to withdraw your tender as follows:

Providence Offer: by following the procedures set forth under "Section 5. Withdrawal Rights" in the Providence Offer, (a) at any time prior to the Providence Offer's expiration date (December 22, 2003, unless extended) and
(b) to the extent such Limited Partner's tendered Units have not been accepted for payment by January 11, 2003, at any time thereafter.

Amended Madison Offer: by following the procedures set forth under "Section 5. Withdrawal Rights" in the Madison Offer, (a) at any time prior to the Madison Offer's expiration date (December 5, 2003, unless extended) and (b) to the extent such Limited Partner's tendered Units have not been accepted for payment by December 29, 2003, at any time thereafter.

CMG Offer:   for ten days after Units are tendered for sale.

                                     * * *

Toll-Free Information for Limited Partners

Please do not hesitate to call our Investor Services Information Center at
(800) 288-3694 for assistance with any Partnership matter. Our Investor Services Information Center operates Monday through Friday, from 9:00 a.m. to 5:00 p.m. Eastern time.

Sincerely yours,

ML Media Partners, L.P.

/s/ I. Martin Pompadur
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I. Martin Pompadur
For the General Partner



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